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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Pilgrim's Pride Corporation on Form S-8 of our report dated August 1, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to change in methods of accounting for goodwill and other intangible assets in 2003 and for derivative instruments and other hedging activities in 2002) relating to the combined financial statements of the ConAgra Foods Chicken Business as of May 25, 2003 and May 26, 2002 and the related combined statements of earnings, of stockholder's net investment and advances and of cash flows for each of the three years in the period ended May 25, 2003, appearing in the Current Report on Form 8-K of Pilgrim's Pride Corporation dated January 13, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
January 13, 2004

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  EXHIBIT 23.2